Exhibit (a)(5)(A)

Hello Group Inc. Announces Repurchase Right Notification for

1.25% Convertible Senior Notes due 2025

BEIJING, CHINA, May 5, 2023 — Hello Group Inc. (Nasdaq: MOMO) (“Hello Group” or the “Company”), a leading mobile social and entertainment platform in China, today announced that it is notifying holders of its 1.25% Convertible Senior Notes due 2025 (CUSIP No. 60879BAB3) (the “2025 Notes”) that pursuant to the Indenture dated as of July 2, 2018 (the “Indenture”) relating to the 2025 Notes by and between the Company and the Bank of New York Mellon, as trustee, each holder has the right, at the option of such holder, to require the Company to repurchase for cash on July 1, 2023 all of such holder’s 2025 Notes or any portion thereof that is an integral multiple of US$1,000 principal amount (the “Repurchase Right”). The Repurchase Right becomes exercisable at 9:00 a.m., New York City time, on Tuesday, May 30, 2023 and expires at 5:00 p.m., New York City time, on Thursday, June 29, 2023.

As required by rules of the United States Securities and Exchange Commission (the “SEC”), the Company will file a Tender Offer Statement on Schedule TO today. In addition, documents specifying the terms, conditions, and procedures for exercising the Repurchase Right will be available through the Depository Trust Company and the paying agent, which is the Bank of New York Mellon. None of the Company, its board of directors, or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Repurchase Right.

The Repurchase Right entitles each holder of the 2025 Notes to require the Company to repurchase for cash on July 1, 2023 (the “Repurchase Date”), all of such holder’s 2025 Notes, or any portion thereof that is an integral multiple of US$1,000 principal amount, at a repurchase price that is equal to 100% of the principal amount of the 2025 Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the Repurchase Date, subject to the terms and conditions of the Indenture and the 2025 Notes. The Repurchase Date is an interest payment date under the terms of the Indenture and the 2025 Notes. Accordingly, on July 1, 2023, being the interest payment date, the Company will pay accrued and unpaid interest on all of the 2025 Notes through June 30, 2023, to all holders who are holders of record on June 15, 2023, regardless of whether the Repurchase Right is exercised with respect to such 2025 Notes. On the Repurchase Date, there will be no accrued and unpaid interest on the 2025 Notes. As of May 5, 2023, there was US$336,884,000 in aggregate principal amount of the 2025 Notes outstanding. If all outstanding 2025 Notes are surrendered for repurchase through exercise of the Repurchase Right, the aggregate cash repurchase price will be US$336,884,000.

The opportunity for holders of the 2025 Notes to exercise the Repurchase Right commences at 9:00 a.m., New York City time, on Tuesday, May 30, 2023, and will expire at 5:00 p.m., New York City time, on Thursday, June 29, 2023. In order to exercise the Repurchase Right, a holder must follow the transmittal procedures set forth in the Company’s Repurchase Right Notice to holders (the “Repurchase Right Notice”), which is available through the Depository Trust Company and the Bank of New York Mellon. Holders may withdraw any previously tendered 2025 Notes pursuant to the terms of the Repurchase Right at any time prior to 5:00 p.m., New York City time, on Thursday, June 29, 2023, which is the second business day immediately preceding the Repurchase Date, or as otherwise provided by applicable law.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell the 2025 Notes or any other securities of the Company. The offer to purchase the 2025 Notes will be only pursuant to, and the 2025 Notes may be tendered only in accordance with, the Company’s Repurchase Right Notice dated May 5, 2023 and related documents.

Holders of the 2025 Notes should refer to the Indenture for a complete description of repurchase procedures. Holders of the 2025 Notes may request the Company’s Repurchase Right Notice from the paying agent, at the Bank of New York Mellon, 101 Barclay Street, Floor 4E, New York, NY 10286, Attention: Global Corporate Trust – Hello Group Inc.

HOLDERS OF THE 2025 NOTES AND OTHER INTERESTED PARTIES ARE URGED TO READ THE COMPANY’S SCHEDULE TO, REPURCHASE RIGHT NOTICE, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HELLO GROUP INC. AND THE REPURCHASE RIGHT.

Materials filed with the SEC will be available electronically without charge at the SEC’s website, http://www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, https://ir.hellogroup.com.

About Hello Group Inc.

Hello Group Inc. a leading player in China’s online social and entertainment space. Through Momo, Tantan and other properties within our product portfolio, we enable users to discover new relationships, expand their social connections and build meaningful interactions. Momo is a mobile application that connects people and facilitates social interactions based on location, interests and a variety of online recreational activities. Tantan, which was added into our family of applications through acquisition in May 2018, is a leading social and dating application. Tantan is designed to help its users find and establish romantic connections as well as meet interesting people. Hello Group Inc. also operates a number of other applications to serve different social and entertainment demands from our users.

For investor and media inquiries, please contact:

Hello Group Inc.

Investor Relations

Phone: +86-10-5731-0538

Email: ir@hellogroup.com

Christensen

In China

Mr. Eric Yuan

Phone: +86-10-5900-1548

E-mail: eric.yuan@christensencomms.com

In U.S.

Ms. Linda Bergkamp

Phone: +1-480-614-3004

Email: linda.bergkamp@christensencomms.com